CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this amended Registration Statement on Form S-1 of Outcast, Inc., for the years ended December 31, 2007 and 2006 of our reports dated August 1, 2008 and October 22, 2007 respectively relating to the financial statements and financial statement schedules for the two years ended December 31, 2007 listed in the accompanying index.

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Traci J. Anderson, CPA
Huntersville, NC
September 11, 2008